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                                                                   EXHIBIT 10.22

                            SECOND AMENDMENT TO LEASE

     This Second Amendment to Lease ("Second Amendment") is made this 17th day of August, 1999, by and between High Pointe I Development Group, LLC, a Colorado limited liability company ("Landlord") and Hallmark Entertainment Networks, Inc., a Delaware corporation ("Tenant").

                                    RECITALS

     WHEREAS, Landlord and Tenant entered into that certain Lease dated June 1, 1998 (the "Lease") pertaining to certain Leased Premises in the Building described as Suites 400 and 500; and

     WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease undated, except for Consent dated March 25, 1999 (the "First Amendment"), pertaining to the addition of the UPS Equipment Room to the Leased Premises, as more particularly described in the First Amendment to the Lease; and

     WHEREAS, Landlord and Tenant desire to correct certain terms and conditions of the Lease pertaining to the Permitted Purpose regarding the use of the Leased Premises, the number of Rentable Square Feet comprising the Leased Premises, the Base Rent, and Tenant's Pro Rata Share; and

     WHEREAS, Landlord and Tenant further desire to amend the terms and conditions of the Lease pertaining to the manner in which the Technical Space Tenant Improvements and certain related improvements are to be constructed.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual engagements of the parties hereto, it is agreed as follows:

     1. PERMITTED PURPOSE. Paragraph 1.1.11 of the Lease is hereby amended in its entirety to read as follows:

        Permitted Purpose means that Tenant may use the Leased Premises for general office use and any lawful purpose incidental thereto, and may use the area of Suite 400 comprising the Technical Space Tenant Improvements as a television broadcast center and any lawful purposes incidental thereto.

     2. TENANT'S SQUARE FOOTAGE. Paragraph 1.1.4 of the Lease is hereby amended to provide that Tenant's Square Footage for the Leased Premises, as amended by the First Amendment, is hereby amended to approximately fifty thousand three hundred ten (50,310) Rentable Square Feet (including the four hundred fifty-eight (458) Rentable Square Feet in the UPS Equipment Room on the First Floor of the Building). Schedule 1 of the Lease is also amended to reflect the new amount of Rentable Square Feet, new generator site, and new common areas on all floors.

     3. BASE RENT. Paragraph 1.1.7 of the Lease is hereby amended to provide that the Base Rent shall be as set forth in paragraph 1 of EXHIBIT A attached hereto and incorporated herein by this reference. An "Adjustment Date" is the date on which Base Rent shall be adjusted as provided in EXHIBIT A of this Second Amendment. In addition, Tenant hereby elects to increase the Base Rent, as provided in paragraph 6 of the Addendum to Lease set forth in Schedule 9 of the Lease in order to pay Six Dollars ($6.00) per rentable square foot of Tenant's Square Footage of Tenant's Share of the Leasehold Improvements (the "Base Rent Adjustment"). Therefore, the Base Rent payable under the Lease, as adjusted by the Base Rent Adjustment shall be as set forth in paragraph 2 of EXHIBIT A attached hereto, to be effective October 1, 1999 as set forth in EXHIBIT A.

     4. TENANT'S PRO RATA SHARE. Paragraph 1.1.8 of the Lease is hereby amended to provide that Tenant's Pro Rata Share shall be approximately forty-one and 92/100 percent (41.92%), subject to adjustment pursuant to the Lease.

     5. TECHNICAL SPACE TENANT IMPROVEMENTS. Tenant shall have the right to have the Technical Space Tenant Improvements constructed by a contractor other than Lankford & Associates, Inc. under the supervision of Tenant's construction manager, Aspen Engineering and Construction Management Services, Inc. ("Aspen"). If Tenant shall elect not to construct the Technical Space Tenant Improvements this paragraph shall be inapplicable to the construction of any other improvements in place thereof, and the original Work Letter Agreement of the Lease shall govern. The construction of the Technical Space Tenant Improvements by Tenant shall be subject to the following additional terms and conditions:

        a. Tenant shall cause the Technical Space Tenant Improvements to be designed and constructed in compliance with all of the terms and conditions of the Lease, including, without limitation, paragraphs 6.1.5 and 6.1.6 of the Lease. Lankford & Associates, Inc. shall act as the



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authorized agent and representative of Landlord in connection with the granting of all approvals required to be given by Landlord of the Technical Space Tenant Improvements on behalf of Landlord. Gary Eikenhorst shall act as the designated representative of Lankford & Associates, Inc., and any agent or representative as may be designated, assigned and referenced by written notice to Landlord from Tenant shall act as the designated representative of Tenant.

        b. Tenant shall be responsible for, and shall pay when due, whether incurred before, on, or after the effective date of this Second Amendment, any fees or other compensation payable to Aspen, the contractors, suppliers, and consultants providing services and materials relating to the design and construction of the Technical Space Tenant Improvements. Landlord hereby assigns to Tenant end Tenant hereby assumes and agrees to be responsible for and pay all fees (including any and all amounts which have been billed to Landlord or Lankford & Associates, Inc. but as of the effective date of this Second Amendment are unpaid in the amount of Eighteen Thousand Four Hundred Ninety-Five Dollars and Sixteen Cents ($18,495.16) (including Permit Fees reimbursement amount)), and as set forth in the full and complete statement of all costs associated in transferring the work attached hereto as EXHIBIT B and incorporated herein by this reference, arising from: (1) the architectural design services contract dated January 25, 1999, as amended by letter dated April 12, 1999, between Landlord's Architect and Lankford & Associates, Inc. pertaining to the design of the Technical Space Tenant Improvements, copies of which are attached hereto as EXHIBIT C and incorporated herein by this reference, and (2) the purchase order evidenced by a Quotation from Golesh Door & Trim, Inc. dated April 19, 1999, and Invoice dated July 27, 1999, copies of which are attached hereto as EXHIBIT D and incorporated herein by this reference, for twenty-four (24) wooden doors for use in connection with construction of the Technical Space Tenant Improvements (collectively, the "Contracts"). In addition, Landlord hereby assigns to Tenant and Tenant hereby assumes all rights and obligations under any and all permits, including without limitation fire and building permits, arising out of, related to, or issued for construction or installation of the Technical Space Tenant Improvements, whether currently issued to Landlord, Lankford & Associates, Inc., or otherwise (the "Permits"). Tenant shall indemnify, defend and hold harmless Landlord and Lankford & Associates, Inc. from and against any and all claims, loss or damage, including attorneys fees and expenses of Landlord or Lankford & Associates, Inc., arising out of or related to the Contracts or the Permits from and after the date hereof, and Tenant shall reimburse Landlord and Lankford & Associates, Inc. for any costs of any Permits already issued, copies of which are attached hereto as EXHIBIT E.

        c. In consideration of the change in the scope of work to be performed by Landlord in connection with the design and construction of the Technical Space Tenant Improvements, the amount of the available Landlord's Share (which includes the Six Dollars ($6.00) per rentable square foot elected by Tenant pursuant to paragraph 3 hereof) to be paid by Landlord for the cost of the design and construction of the Technical Space Tenant Improvements shall be reduced by Sixty-Two Thousand Five Hundred Dollars ($62,500.00). The amount of available Landlord's share as of January 30, 1999, was Four Hundred Thirty-Two Thousand One Hundred Eighty-Four Dollars ($432,184.00). Such amount was reduced by Sixty-Nine Thousand Six Hundred Seven Dollars and Ninety-Nine Cents (69,607.99) for payments made subsequent to January 30, 1999, to Landlord's Architect and related to the Technical Space Tenant Improvements. Therefore, the available amount of Landlord's Share, as reduced by the dollar amounts specified above, is Three Hundred Thousand Seventy-Six Dollars and One Cent ($300,076.01) as of the effective date of this Second Amendment.

        d. Tenant shall be entitled to receive payment of Landlord's Share in accordance with the following terms and conditions:

           i. Tenant shall submit a written application no more frequently than once each calendar month to the Landlord for payment of Landlord's Share specifying by name and amount the parties to whom Tenant is currently obligated for labor and materials in place and directly related to the construction of the Technical Space Tenant Improvements accompanied by such schedules, affidavits, leases, waivers, statements, invoices, bills, and other documents as Landlord may reasonably request ("Application for Landlord's Share").

           ii. An Application for Landlord's Share shall be accompanied by:

               (1) A direct construction cost breakdown and request for partial payment in the form of the Application and Certificate for Payment (AIA Document G702 and G703), currently dated and executed by the general contractor and architect.

               (2) Such other invoices, receipts, bills, bills of sale, and statements as may be reasonably required by the Landlord to substantiate the amount requested and the appropriateness of the Application for Landlord's Share;

               (3) Unconditional waivers of liens from each contractor and subcontractor who has done work or furnished materials for construction of the Technical

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     Space Tenant Improvements effective through the date of the immediately preceding payment on account of an Application for Landlord's Share in form satisfactory to Landlord;

               (4) A waiver of lien from any general contractor for all work, materials and services covered by the currently requested Application for Landlord's Share conditioned only upon payment of the Application for Landlord's Share in a form satisfactory to Landlord;

               (5) Evidence that any required inspections and approvals by any governmental authority or other political subdivision, agency, or instrumentality exercising jurisdiction over the Project have been satisfactorily completed or granted as the case may be.

           iii. Under no circumstances shall Landlord be required to make payment of an item on an Application for Landlord's Share if Landlord believes that: the work has not been completed; the work has not been completed in a workmanlike manner; the work has not been completed in accordance with the Construction Documents as submitted to and approved by Landlord; Landlord's Lender (currently U.S. Bank National Association) withholds approvals necessary for Landlord to make payments on an Application for Landlord's Share; or any of the terms, conditions or approvals required under the Lease and the schedules thereto, the First Amendment or this Second Amendment have not been complied with.

           iv. At Landlord's discretion, Landlord may withhold ten percent (10%) of the amounts requested on an Application for Landlord's Share. Upon one hundred percent (100%) completion of the Technical Space Tenant Improvements, Tenant may request that Landlord make payments on amounts previously withheld.

           v. The proceeds of any payment on an Application for Landlord's Share shall be disbursed by Landlord to Tenant, on or before the last day of the second full month following the date of receipt by the Landlord of the Application for Landlord's Share, directly to Tenant by depositing such proceeds as directed by the Tenant; provided, however, that such proceeds may be disbursed at Landlord's option directly to the third parties or jointly to Tenant and such third parties identified in the Application for Landlord's Share entitled to receive such funds.

           vi. Once Landlord has paid Landlord's Share on account of payments on Applications for Landlord's Share or otherwise, Landlord shall not be required to make any further payments on an Application for Landlord's Share or any portion thereof as the case may be.

           vii. No payment made on account of an Application for Landlord's Share shall constitute a waiver of any condition precedent to the obligation of Landlord to make any further payment on such Application for Landlord's Share or preclude Landlord from thereafter declaring the failure of Tenant to satisfy such condition precedent to be a default if such failure is not timely cured after written notice and demand for the performance of such condition precedent is delivered by Landlord to Tenant, nor shall any express or implied waiver on a particular Application for Landlord's Share constitute a waiver of any condition precedent to payment on account of any future Application for Landlord's Share.

           viii. Tenant shall have the right to review, and shall cooperate fully with Landlord in meeting, any request made by Landlord's Lender, as it applies to submission of documents for reimbursement of Tenant Improvement Costs, which constitute conditions precedent to Landlord's ability to make payments on account of an Application for Landlord's Share.

        e. Tenant shall, at Tenant's expense, maintain or cause, in the case of any contractors or subcontractors, to be maintained in force and effect on the Project at all times during the construction of the Technical Space Tenant
Improvements: all-risk builder's risk insurance in an amount equal to one hundred percent (100%) of the replacement cost of the Technical Space Tenant Improvements, providing all risk coverage on the Technical Space Tenant Improvements and materials stored on the property and elsewhere and including the perils of collapse, water damage, business interruption, boiler/machinery coverage, permission to occupy, interest costs and other risks typically insured under such type of policy; and commercial, general liability insurance for Tenant and Tenant's contractors and subcontractors including blanket contractual liability, products and completed operations, personal injury (including employees), independent contractors, explosion, collapse, and other risks typically insured under such type of policy.

        f. The demising wall and door creating the UPS Equipment Room on the first floor of the Building shall be constructed by Landlord. Tenant shall be responsible for the design, construction and installation of the Interior of the UPS Equipment Room as part of the Technical Space Tenant Improvements.

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     6. ANTENNAE INSTALLATION. Paragraph 8 of the Addendum to Lease set forth as
Schedule 9 of the Lease is hereby amended to provide that Landlord shall be responsible for taking all reasonable steps necessary to apply for the approval of the architectural control committee having jurisdiction over the Project for the location and design of the Antennae Equipment to be installed by Tenant in accordance with such paragraph 8, at no additional cost to Tenant.

     7. EMERGENCY GENERATOR. Paragraph 9 of the Addendum to Lease set forth as
Schedule 9 of the Lease is hereby amended as follows. The Generator Equipment desired to be utilized by Tenant cannot reasonably be accommodated within the Generator Pad Premises originally contemplated by the terms and conditions of paragraph 9 of the Addendum to Lease. Therefore, subject to the availability of the Approvals defined in paragraph 9.e of the Addendum to Lease, Landlord shall make available to Tenant an alternative location for a generator pad on the second level of the parking structure of the Project in the location more particularly set forth on the floor plan of the parking structure attached hereto as EXHIBIT F and incorporated herein by this reference (the "Alternative Generator Pad Premises"). Landlord shall be responsible for applying for all necessary Approvals for, and for the design and construction of the Alternative Generator Pad Premises, including the construction of any alterations to the Project parking structure that may be necessary or desirable to maintain the structural integrity of such structure and to satisfy any reasonable requirements imposed by applicable covenants governing the Project. All such work to be performed by Landlord shall be performed in accordance with the Work Letter Agreement, at the sole cost and expense of Tenant; provided, however, Landlord shall be responsible for taking all reasonable steps necessary to apply for the approval of the architectural control committee having jurisdiction over the Project for the location and design of the Alternative Generator Pad Premises at no additional cost to Tenant. The remainder of such paragraph 9 shall remain in full force and effect.

     8. NO CLAIMS. Landlord and Tenant hereby acknowledge and agree that all matters relating to the design and construction of the Building, and Base Tenant Improvements within the Building and the Leased Premises are consistent and comply with all applicable permits and codes governing the construction and operation of the Building and the Leased Premises and such improvements are completed and acceptable to both such parties.

     9. CONTINUING RIGHT OF FIRST REFUSAL. Tenant acknowledges that Landlord desires and intends to enter into one or more leases for space located on the third floor of the Building, which is currently subject to a Continuing Right of First Refusal held by Tenant as set forth in paragraph 2 of the Addendum to Lease set forth as Schedule 9 of the Lease. Tenant hereby waives and releases its Continuing Right of First Refusal as it applies to the third floor of the Building for a period of eighteen (18) months from end after the date of this Second Amendment.

     10. LEGAL FEES. Upon execution of this Second Amendment, Tenant has delivered to Landlord the sum of One Thousand Dollars ($1,000.00) as a reimbursement of a portion of the legal fees incurred by Landlord in connection with the preparation of this Second Amendment.

     11. LEGAL EFFECT. Capitalized terms shall have the meanings set forth herein or in the Lease and the First Amendment. To the extent the terms and conditions of the Lease and the First Amendment are inconsistent with this Second Amendment, the terms and conditions of this Second Amendment shall apply. In all other respects, the terms and conditions of the Lease and the First Amendment, except as amended by this Second Amendment, are and shall remain in full force and effect, and the terms and conditions of the Lease and the First Amendment are hereby incorporated by this reference.


LANDLORD:                                TENANT:

HIGH POINTE I DEVELOPMENT GROUP LLC,     HALLMARK ENTERTAINMENT NETWORKS,
a Colorado limited liability company     INC., a Delaware corporation

By: LANKFORD & ASSOCIATES, INC.,
    a Colorado corporation               By /s/ RUSSEL H. GIVENS, JR.
    (Managing Manager)                      ---------------------------------
                                            Russel H. Givens, Jr.
                                            Executive Vice President and Chief
By /s/ ROBERT V. LANKFORD                   Operating Officer
   ---------------------------------
   Robert V. Lankford, President

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                              CONSENT OF GUARANTOR

     The above Second Amendment to Lease is hereby approved this 19th day of August, 1999 by the undersigned as Guarantor of the above described Lease.


                                       HALLMARK ENTERTAINMENT, INC.,
                                       a Delaware Corporation


                                       By: /s/ JUDITH WHITTAKER
                                           -------------------------------------
                                       Name:
                                       Its: Vice President

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